NYSE Group to Acquire One-Third Interest in SIAC Held by the American Stock Exchange

-NYSE Group Will Fully Own SIAC-

NEW YORK, Wednesday, Oct. 25, 2006 -NYSE Group, Inc. (NYSE: NYX) and the American Stock Exchange® LLC (Amex®)   today announced the execution of a definitive agreement for the NYSE to acquire the one-third ownership stake in the Securities Industry Automation Corporation (SIAC) held by Amex for approximately $40 million.  Upon completion of the transaction, which is expected to close in Nov. 2006, NYSE Group will fully own SIAC, including Sector, Inc. and SFTI®.  Currently, NYSE Group owns two-thirds of SIAC.

“We view this as a strategic opportunity to assume greater control of a meaningful portion of our cost base that will allow us to drive improved efficiencies and growth,” said NYSE Group President and co-Chief Operating Officer Jerry Putnam, who is also SIAC Chairman and interim CEO.  “Following the transaction, the American Stock Exchange will continue to be a customer of SIAC, although we expect them to reduce their usage of SIAC’s services as previously disclosed.”

“This marks another watershed moment for Amex's march to technological rebirth. We are pleased with the cooperation that NYSE and the SIAC staff showed in helping to complete this transaction," said Neal Wolkoff, Chairman & CEO of Amex.  "We look forward to a new and independent technology future for the Amex together with the launch of AEMISM, our new state-of-the-art electronic market platform.”

About SIAC
The Securities Industry Automation Corporation, known throughout the financial world as SIAC, was founded in 1972 as a subsidiary of the New York Stock Exchange and the American Stock Exchange. SIAC runs the computer systems and communications networks that power the two exchanges and disseminate U.S. market data worldwide.

SIAC is responsible for providing the highest quality, most reliable and cost-effective systems to support the current and future business needs of the NYSE Group and AMEX. SIAC’s work spans all aspects of technology - from research & development, to software development, programming, communications, operations and facilities management.

SIAC plans, develops, implements and manages a variety of automated information-handling and communications systems. These systems support order processing, trading, market data reporting, trade comparison and surveillance.

Sector, Inc., a SIAC subsidiary, markets technological expertise and facilities to clients in the financial services and other industries. Sector offers a wide range of high value communications, networking and managed services, which include outsourcing, facilities management, e-solutions, enterprise services, network and data distribution services (for further information, see Sector's Web site at www.sectorinc.com

SFTI®, SIAC's Secure Financial Transaction Infrastructure®, was developed to help the financial services industry substantially improve the resilience of telecommunications connectivity. SFTI® will reduce the likelihood of a long-term outage, while making it faster and easier for firms to recover from service disruption. SFTI® provides remote access points and guarantees physically and geographically diverse routing. All of SFTI's equipment, connections, power supplies and network links are redundant.

About NYSE Group, Inc.
NYSE Group, Inc. (NYSE:NYX) operates two securities exchanges: the New York Stock Exchange (the “NYSE”) and NYSE Arca, Inc. (formerly known as the Archipelago Exchange, or ArcaEx®, and the Pacific Exchange). NYSE Group is a leading provider of securities listing, trading and market data products and services. In the third quarter of 2006, on an average trading day, 2.2 billion shares, valued at $80.1 billion, were traded on the exchanges of the NYSE Group.

The NYSE is the world’s largest and most liquid cash equities exchange. The NYSE provides a reliable, orderly, liquid and efficient marketplace where investors buy and sell listed companies’ common stock and other securities.  On September 30, 2006 , the operating companies listed on the NYSE represented a total global market capitalization of $23.1 trillion.

NYSE Arca operates NYSE Arca, Inc., the first open, all-electronic stock exchange in the United States , and has a leading position in trading exchange-traded funds and exchange-listed securities. NYSE Arca, Inc. is also an exchange for trading equity options. NYSE Arca’s trading platforms provide customers with fast electronic execution and open, direct and anonymous market access.

NYSE Regulation, an independent not-for-profit subsidiary, regulates member organizations through the enforcement of marketplace rules and federal securities laws. NYSE Regulation also ensures that companies listed on the NYSE and NYSE Arca meet their financial and corporate governance listing standards.

For more information on NYSE Group, go to: www.nyse.com.

About the American Stock Exchange
The American Stock Exchange (Amex) offers trading across a full range of equities, options and exchange traded funds (ETFs), including structured products and HOLDRS. In addition to its role as a national equities market, the Amex is the pioneer of the ETF, responsible for bringing the first domestic product to market in 1993. Leading the industry in ETF listings, the Amex lists 196 ETFs to date. The Amex is also one of the largest options exchanges in the U.S. , trading options on broad-based and sector indexes as well as domestic and foreign stocks. For more information, please visit www.amex.com.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on NYSE Group’s current expectations and involve risks and uncertainties that could cause NYSE Group’s actual results to differ materially from those set forth in the statements. There can be no assurance that such expectations will prove to be correct. Actual results may differ materially from those expressed or implied in the forward-looking statements. Factors that could cause NYSE Group’s results to differ materially from current expectations include, but are not limited to:  NYSE Group’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk and U.S. and global competition, and other factors detailed in NYSE Group’s Annual Report on Form 10-K and other periodic reports filed with the U.S. Securities and Exchange Commission. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by NYSE Group that the projections will prove to be correct. We undertake no obligation to release any revisions to any forward-looking statements.

Contact: Mary Chung/American Stock Exchange
Phone:    212.306.1641
Email:      mary.chung@amex.com

Contact: Rich Adamonis/NYSE Group, Inc.
Phone:    212.656.2140
Email:      radamonis@nyse.com